David P. Weller, Attorney
1 SOUTH PINCKNEY STREET, FOURTH FLOOR, P.O. BOX 927, MADISON, WI 53701-0927
Telephone 608-286-7235
Facsimile 608-283-1709
dweller@boardmanclark.com
August 16, 2012

First Shares, Inc.
10 Keystone Parkway
Platteville WI 53818

Re:    Opinion Regarding Material Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to First Shares, Inc., a Wisconsin corporation (“Company”), in connection with the merger (“Merger”) of Company with and into Heartland Financial USA, Inc., a Delaware corporation (“Acquiror”), pursuant to that certain Merger Agreement dated as of July 31, 2012, by and among Company and Acquiror (the “Merger Agreement”) and we render this opinion to you pursuant to Section 5.11(d) of the Merger Agreement. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of Acquiror, including the proxy statement and prospectus of Acquiror contained therein (the “Registration Statement”).
Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States Federal Income Tax Law, that the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or any other state, local, or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to the non-tax issues such as corporate law or security law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the above discussion addresses all of the United States federal income tax consequences of the Merger that may be applicable to Acquiror or Company.

The opinions stated herein represent our legal judgment as to the qualification of the Merger as a reorganization under Section 386(a) of the Code. Our opinion is based upon the Code, the income tax regulations promulgated thereunder, and administrative and judicial determinations, all of which are subject to change, either prospectively or retroactively, and our knowledge of the

August 16, 2012

facts as of the date hereof. If either: (1) the relevant facts at the time of closing differ from those represented or stated to us or reflected by the Merger Agreement, (2) the Merger is completed under terms not contained in the Merger Agreement, or (3) the existing authorities are modified by legislative, administrative, or judicial action, our conclusions may differ and this opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) as to the federal income tax consequences of any aspect of the Merger, and that our opinion is not binding on the IRS. You should also be aware that there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to the position reflected in the foregoing opinion, or that our opinion will be upheld by the courts, if challenged by the IRS.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "CERTAIN OPINIONS" in the proxy statement/prospectus constituting part of the Registration Statement..

Sincerely,

BOARDMAN & CLARK LLP

By:    /s/ David P. Weller
David P. Weller